Exhibit 10.22

BRODER BROS., CO.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of May 12, 2009 between Broder Bros., Co., a Michigan corporation (the “Company”), and Christopher Blakeslee (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Vice President of Sales of the Company and shall have the normal duties, responsibilities, functions and authority of the Vice President of Sales of the Company, subject to the power and authority of the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct.

(b) Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall exercise diligent efforts to support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3. Compensation and Benefits.

(a) Throughout the Employment Period, Executive’s base salary shall be $200,000 per annum and shall be subject to the review by the Board on an annual basis commencing January 1, 2009 (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, during each year during the Employment Period beginning with the year ending December 31, 2009, Executive will participate in a bonus plan to be approved by the Board, which plan will provide Executive with an opportunity to earn an annual bonus of at least 40% of Base Salary in each such year (the “Target Bonus”).

4. Term.

(a) The Employment Period (i) shall terminate upon Executive’s resignation (with or without Good Reason, as defined below), death or Disability and (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause. The date of the termination of the Employment Period, regardless of the cause or circumstance of such termination, shall be referred to herein as the “Employment Period Termination Date”.

(b) If the Employment Period is terminated (1) by the Company without Cause (other than as a result of Executive’s Disability) or (2) upon Executive’s resignation with Good Reason, Executive shall be entitled to: (i) his Base Salary through the Employment Period Termination Date; (ii) payment for all accrued, but unused, vacation days; (iii) payment of any annual bonus earned, but not yet paid by the Company, with respect to a year ending prior to such termination; (iv) a waiver of a portion of the costs of COBRA continuation coverage for six (6) months from the Employment Period Termination Date, which portion shall be equal to the difference between the total amount of such COBRA costs less the amount of the employee contribution toward such coverage for which Executive would be responsible were he employed during such period and, (v) an amount equal to six (6) months of Executive’s then current Base Salary payable in equal bi-weekly installments (and the second or third (as the case may be) of each bi-weekly payment shall be paid no later than the last day of each calendar month), in accordance with the Company’s normal payroll practices (then in effect on the Employment Period Termination Date), commencing on the Employment Period Termination Date, in each case if and only if Executive has executed and delivered to the Company a general release substantially in the form attached hereto as Exhibit I and only so long as Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof. In addition, if Executive’s employment ceases under the circumstances described in clauses (1) or (2) of this paragraph 4(b) after June 30th of any of any calendar year, Executive shall be entitled to a prorated portion (based on the number of days elapsed in such year) of his Target Bonus for that year.

(c) If the Employment Period is terminated (1) by the Company for Cause or (2) by Executive’s resignation without Good Reason, Executive shall be entitled to receive (i) his Base Salary through the Employment Period Termination Date, and (ii) payment for all accrued, but unused, vacation days through the Employment Period Termination Date, in accordance with normal Company practices.

(d) If the Employment Period is terminated due to Executive’s death or Disability, Executive (or, if applicable, his estate or representative) shall be entitled to: (i) his Base Salary through the Employment Period Termination Date; (ii) payment for all accrued but unused vacation days; (iii) payment of any annual bonus earned, but not yet paid by the Company, with respect to a year ending prior to such termination; and, (iv) all benefits payable with respect to such death or Disability under the Company’s welfare plans.

(e) Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the Employment Period Termination Date and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Employment Period Termination Date (other than vested retirement benefits accrued on or prior to the Employment Period Termination Date, welfare benefit claims incurred prior to such termination or other amounts owing hereunder as of the Employment Period Termination Date that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA). Any period of COBRA premium waiver applicable under Section 4(b)(iv) above shall count against the COBRA coverage period described in Section 29 U.S.C. §1162(2).

(f) The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

(g) For purposes of this Agreement, “Affiliate” of any Person is any other Person controlled by, controlling or under common control with such Person. For purposes of this Agreement, “person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute, (iii) repeated failure to perform duties as reasonably directed by the CEO or the Board, which failure is not cured within 30 days after delivery of written notice from the Company to

Executive describing specifically the nature of such failures and the action required to cure, (iv) any act or omission intentionally aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) gross negligence, willful misconduct or a material breach of fiduciary duty with respect to the Company or any of its Subsidiaries, or (vi) any material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within 15 days after written notice thereof to Executive.

(i) Executive will be “Disabled” only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans.

(j) For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (i) the Company reduces the amount of the Base Salary (as in effect on the date hereof and as the same may be increased from time to time) or potential Target Bonus without Executive’s written consent, other than a reduction in salary of no more than 10% of Executive’s then current Base Salary done in connection with salary reductions affecting all members of the Company’s executive management team, (ii) the Company substantially reduces Executive’s authority or responsibilities without Executive’s written consent, (iii) the Company changes Executive’s place of work to a location other than the greater Philadelphia, Pennsylvania metropolitan area without Executive’s prior consent, (iv) the Company assigns to Executive duties inconsistent with his positions without Executive’s written consent, or (v) any other material breach by the Company (or its successors) of this Agreement, in each case set forth above which is not cured to Executive’s reasonable satisfaction within 15 days after written notice thereof to the Company; provided that in each case written notice of Executive’s resignation for Good Reason must be delivered to the Company within 45 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder.

5. Confidential Information.

(a) Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during

Executive’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of paragraph 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries and Affiliates he has and shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates, and, therefore, Executive agrees that, during the Employment Period and for twelve (12) months thereafter (the “Noncompete Period”), he shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise within North America which sells and distributes, on a wholesale basis, imprintable sportswear or accessories (any of the foregoing, a “Competitive Activity”), except that in no case shall the foregoing provision apply to activities performed in connection with the manufacturing or retailing of imprintable sportswear or accessories. For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of the Company and its Subsidiaries.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, except for general solicitations for employment made to the public, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twelve (12) months preceding the hiring of such person, unless such person’s application was in response to general solicitations made to the public and such person is being hired for a non-executive level position, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about the Company or its Subsidiaries) or (iv) distribute, on a wholesale basis, imprintable sportswear or accessories to any customer of the Company or any Subsidiary, except that in no case shall the foregoing provision apply to activities performed by Executive in connection with the manufacturing or retailing of imprintable sportswear or accessories.

(c) If, at the time of enforcement of paragraph 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this paragraph 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) except for this Agreement, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9. Survival. Paragraphs 4 through 24 (other than paragraphs 18 and 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Christopher Blakeslee
851 Wellesley Court
Hampstead, MD 21074

Notices to the Company:

Broder Bros., Co.
Six Neshaminy Interplex
6th Floor
Trevose, PA 19053
Attention: Thomas Myers, Chief Executive Officer

With a copy to:

Bain Capital Co.
745 Fifth Avenue
Suite 3200
New York, NY 10151
Attention: Seth Meisel

With a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Attention: Matthew E. Steinmetz, P.C.
Jeffrey W. Richards, P.C.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, that certain letter to Executive dated as of June 27, 2007).

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 15.

16. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

19. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto.

20. Certain Other Tax Matters. Notwithstanding anything in this Agreement to the contrary, if at any time it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock issuance right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Company shall attempt in good faith to obtain those consents or approvals required by the Company’s shareholders under Section 280G(b)(5) of the Code to prevent the applicable Payment from being subject to an Excise Tax.

21. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of distributing imprintable sportswear and accessories at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

24. Directors’ and Officers’ Insurance. During the Employment Period and thereafter, the Company agrees to maintain directors’ and officers’ insurance covering Executive for so long as the Company maintains such insurance for the benefit of any other director or officer (or any former director or officer) of the Company.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of May 12, 2009.

BRODER BROS., CO.

By:	/s/ Thomas P. Myers
Its:	Chief Executive Officer

/s/ Christopher Blakeslee
Christopher Blakeslee

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